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                                                                      EXHIBIT 14

                 INDEMNITY AGREEMENT dated as of May 10, 1995,
                    made between OFFSHORE LOGISTICS, INC.,
                    a Delaware corporation (the "Company"),
                      and George M. Small ("Indemnitee").


     WHEREAS, the Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, as a result of increased exposure to litigation costs and risks resulting from their service to such corporations, and because the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents;

      WHEREAS, the statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

     WHEREAS, plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious) that the defense or settlement of such litigation is often beyond the personal resources of directors, officers and other agents;

     WHEREAS, the Company believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of judgments and other expenses which may occur in cases in which the director, officer or agent received no personal profit and in cases where the director, officer or agent was not culpable;

     WHEREAS, the Company recognized that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Company or any of its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he or she is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time that usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters; and may extend beyond the normal time for retirement for such director, officer or agent with the result that he or she (after retirement) or (in the event of his or her death), his or her spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position;

     WHEREAS, based upon the experience of members of the Board of Directors as business managers, the Board of Directors of the Company (the "Board") (i) has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the
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Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Company and its subsidiaries, and (ii) has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company's stockholders;

     WHEREAS, Section 145 of the General Corporation Law of Delaware, under which the Company is organized ("Section 145"), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

     WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as a director, officer or agent of the Company or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company or one or more subsidiaries of the Company; and

     WHEREAS, Indemnitee is willing to serve, or to continue to serve, the Company or one or more subsidiaries of the Company, provided that Indemnitee is furnished the indemnity provided for herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. Definitions. (a) Agent. For the purposes of this Agreement, "agent" of the Company means any person who (i) is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company, (ii) is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, (iii) was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or (iv) was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interest of such predecessor corporation.

     (b) ERISA. For the purposes of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (c) Expenses. For purposes of this Agreement, "expenses" includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by the Indemnitee for which Indemnitee is not otherwise compensated by the Company or any


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third party) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or the establishment or enforcement of a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that "expenses" shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

     (d) Proceeding. For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

     (e) Subsidiary. For purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries of the Company, or by one or more other subsidiaries of the Company.

     SECTION 2. Agreement to Serve. Indemnitee agrees to serve or continue to serve as an agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as Indemnitee tenders Indemnitee's resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

     SECTION 3. Liability Insurance. (a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as an agent of the Company and thereafter so long as Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers.

     (b) Rights and Benefits. In all policies of D&O Insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors, if Indemnitee is a director, or of the Company's officers, if Indemnitee is not a director of the Company but is an officer, or of the Company's key employees, if Indemnitee is not a director or officer.

     (c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary of the Company or by another person pursuant to a contractual obligation owed to the Company or Indemnitee.


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     SECTION 4.  Mandatory Indemnification.  Subject to Section 9 below, the
Company shall indemnify Indemnitee as follows:

     (a) Successful Defense. To the extent Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which Indemnitee was a party by reason of the fact that Indemnitee is or was or had agreed to become an agent of the Company at any time, the Company shall indemnify Indemnitee against all expenses of any type whatsoever actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of such proceeding.

     (b) Third-Party Actions. If Indemnitee was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was or had agreed to become an agent of the Company, or by reason of anything done or not done by Indemnitee in any such capacity, the Company shall indemnify Indemnitee against any and all expenses and liabilities of any type whatsoever (including, without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding, provided Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.

     (c) Derivative Actions. If Indemnitee was or is party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was or had agreed to become an agent of the Company, or by reason of anything done or not done by Indemnitee in any such capacity, the Company shall indemnify Indemnitee against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interest of the Company and its stockholders. The Company shall indemnify Indemnitee against judgments, fines, ERISA excise taxes and penalties to the same extent and subject to the same conditions as described in the immediately preceding sentence. Notwithstanding the foregoing, no indemnification under this subsection 4(c) shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless (and only to the extent that) the court in which such proceeding was brought or the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

     (d) Actions where Indemnitee is Deceased. If Indemnitee was or is a party or is threatened to be made a party to any proceeding by reason of the fact that Indemnitee is or was or had agreed to become an agent of the Company, or by reason of anything done or not done by Indemnitee in any such capacity, and if prior to, during the pendency of or after completion


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of such proceeding Indemnitee becomes deceased, the Company shall indemnify
Indemnitee's heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Section 4(a), 4(b) or 4(c) above were Indemnitee still alive.

     (e) Limit to Indemnity. Notwithstanding the foregoing, the Company shall not be obligated to indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, without limitations, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to Indemnitee under a valid and collectible policy of D&O Insurance, or under a valid and enforceable indemnity clause, bylaw or other agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement.

     (f) Good Faith Defined. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe Indemnitee's conduct was unlawful, if in either such case Indemnitee's action is based on the records or books of account of the Company or any of its subsidiaries, or on information supplied to Indemnitee by the officers of the Company or any of its subsidiaries in the course of Indemnitee's duties, or on the advice (which advice shall, in the case of any criminal act or proceeding, be in writing) of legal counsel for the Company or any of its subsidiaries, or on information or records given or reports made to the Company or any of its subsidiaries by an independent certified public accountant or by an appraiser or other expert selected by the Company or any of its subsidiaries. The provisions of this paragraph (f) shall not be deemed to be exclusive or to limit in any way the circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct required to entitle Indemnitee to indemnification hereunder. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or its stockholders and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnitee's conduct was unlawful.

     SECTION 5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which the Indemnitee is entitled.

     SECTION 6. Mandatory Advancement of Expenses. Subject to Section 9(a) below, the Company shall advance all expenses incurred by Indemnitee in connection with the investigation,


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defense, settlement or appeal of any proceeding to which Indemnitee is a party or is threatened to be made a party by reason of the fact that Indemnitee is or was or had agreed to become an agent of the Company, provided that the Company may require, as a condition to the advancement of expenses with respect to a proceeding, that Indemnitee reaffirm in respect of such proceeding Indemnitee's undertaking in the next sentence. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be ultimately determined pursuant to Section 8 hereof that Indemnitee is not entitled to be indemnified hereunder by the Company with respect thereto. The advances to be made hereunder shall be paid by the Company to Indemnitee within 20 days following delivery of a written request therefor by Indemnitee to the Company.

     SECTION 7. Notice and Other Indemnification Procedures. (a) Promptly after receipt by Indemnitee of notice of the commencement, of or the threat of commencement of, any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement, or threat of commencement, thereof, provided that any failure to so notify shall not relieve the Company from any liability it may have to Indemnitee hereunder except to the extent the Company is materially prejudiced thereby.

     (b) If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

     (c) In the event the Company shall be obligated to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding; provided, however, that
(i) Indemnitee shall have the right to employ separate counsel in any such proceeding at Indemnitee's expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel within a reasonable period of time to assume the defense of such proceeding, the fees and expenses of Indemnitee's separate counsel shall be at the expense of the Company.

     SECTION 8. Determination of Right to Indemnification. (a) To the extent Indemnitee has been successful on the merits or otherwise in the defense of any proceeding referred to in Section 4(a), 4(b), 4(c) or 4(d) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against expenses actually and


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reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of such proceeding.

     (b) Indemnitee shall be entitled to select the forum for determining, as described below, the validity of any claim by the Company that Indemnitee is not entitled to indemnification hereunder, which forum shall determine that Indemnitee is entitled to such indemnification unless the Company shall prove by clear and convincing evidence that (i) Indemnitee has not met the applicable standard of conduct required to entitle Indemnitee to such indemnification or that indemnification is otherwise not required pursuant to Section 4 or 9 hereof and (ii) the requirements of Section 8(a) have not been met. The forum shall determine that Indemnitee is entitled to enforce a claim for advancement of expenses pursuant to Section 6 hereof unless the Company shall prove by clear and convincing evidence that Indemnitee has not tendered the required undertaking to the Company. Indemnitee shall be entitled to select the forum from the following list:

          (i) a quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

          (ii)  the stockholders of the Company;

          (iii) legal counsel selected by Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or

          (iv) a panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by Indemnitee and the last of whom is selected by the first two arbitrators so selected.

     (c) As soon as practicable, and in no event later than 30 days after written notice of Indemnitee's choice of forum pursuant to Section 8(b) above, the Company shall, at its own expense, submit to the selected forum, in such manner as Indemnitee or Indemnitee's counsel may reasonably request, its claim that Indemnitee is not entitled to indemnification, and the Company shall act in the upmost good faith to assure Indemnitee a complete opportunity to defend against such claim.

     (d) Any right to indemnification or advances granted by the Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. Indemnitee shall be entitled to indemnification unless the Company shall prove by clear and convincing evidence that (i) Indemnitee has not met the applicable standard of conduct required to entitle Indemnitee to such indemnification or that indemnification is otherwise not required pursuant to Section 4 or 9 hereof and (ii) the requirements of
Section 8(a) have not been met. Indemnitee shall be entitled to enforce a claim for expenses pursuant to Section 6 hereof unless the Company shall prove by clear and convincing evidence that Indemnitee has not tendered the required undertaking to the Company. Neither the failure of the Company (including its Board of


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Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.

     (e) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify Indemnitee against all expenses incurred by Indemnitee in connection with any hearing or proceeding under this Section 8 involving Indemnitee and against all expenses incurred by Indemnitee in connection with any other proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement, unless a court of competent jurisdiction finds that each of the claims or defenses of Indemnitee in any such proceeding was frivolous or made in bad faith.

     SECTION 9. Exceptions. Any other provision herein to the contrary notwithstanding:

     (a) Claims Initiated by the Indemnitee. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145.

     (b) Lack of Good Faith. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous.

     (c) Unauthorized Settlements. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement (without the authorization of the Company) of a proceeding unless Indemnitee in making such settlement acted reasonably and in good faith.

     SECTION 10. Nonexlusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the direction (howsoever embodied) of any court of competent jurisdiction, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's stockholders or disinterested directors, other agreements, or otherwise, both as to action in Indemnitee's official capacity and to action in another capacity while occupying Indemnitee's position as an agent of the Company, and Indemnitee's rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.


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     SECTION 11.  Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

     SECTION 12. Survival of Rights. (a) All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

     (b) The Company shall require any successor to the Company or to all or substantially all the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise, and through a single transaction or a series of transactions), expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     SECTION 13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

     SECTION 14. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held to be invalid, illegal or unenforceable and to give effect to Section 8 hereof.

     SECTION 15. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     SECTION 16. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party


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are as shown opposite such party's signature to this Agreement or as subsequently modified by written notice.

     SECTION 17. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

     SECTION 18. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

     SECTION 19. Counterparts. This agreement may be executed in multiple counterparts, each of which shall be considered an original.

     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

ADDRESSES:                                      THE COMPANY:

                                                OFFSHORE LOGISTICS, INC.
224 Rue de Jean, Suite 100
Lafayette, Louisiana  70508
                                                   /s/ JAMES B. CLEMENT
                                                By______________________________
                                                         James B. Clement
                                                           President and
                                                     Chief Executive Officer


                                                INDEMNITEE:
Offshore Logistics, Inc.
224 Rue de Jean, Suite 100
Lafayette, Louisiana  70508                        /s/ GEORGE M. SMALL
                                                ________________________________
                                                         George M. Small


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